PLAN OF EXCHANGE
BY WHICH
BLUESKY SYSTEMS CORP.
(a Pennsylvania corporation)
SHALL ACQUIRE
CHINA FOLK TOURISM CO., LTD.
(a corporation organized under the laws of the British virgin islands)

This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 12th day of January, 2010, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. Notwithstanding the foregoing, it is subject to, and shall be interpreted together with the Escrow Agreement, dated January 12, 2010 ("Escrow Agreement"). This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than January 12, 2010.

I. RECITALS

1. The Parties (collectively referred to as the "Parties") to this Agreement:

(1.1)  Bluesky Systems Corp. ("BSKS"), a Pennsylvania corporation.

(1.2)  China Folk Tourism Co., Ltd. a corporation organized under the laws of the British Virgin Islands (“CFT”).

2. The Capital of the Parties:

(2.1) The Capital of BSKS consists of 50,000,000 authorized shares of Common Stock, par value $.001, of which 25,548,933 shares are issued and outstanding. BSKS contemplates a “reverse stock split” at a ratio of twenty five to one (25 to 1), yielding an aggregate of 1,021,958 total shares then issued and outstanding.

(2.2) The Capital of CFT consists of 50,000 Ordinary Shares, which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: BSKS desires to acquire CFT and the shareholders of CFT (the “CFT Shareholders”) desire that CFT be acquired by BSKS.  BSKS would acquire 100% of the capital stock of CFT equal to 50,000 shares in exchange for an issuance by BSKS of 35,000,000 new post-split shares of Common Stock of BSKS to CFT. In addition, CFT and/or the CFT Shareholders would acquire 200,000 post-split shares of BSKS Common Stock from Duane Bennett, the President of BSKS (“Mr. Bennett”), or his assignees, in exchange for a cash payment by CFT and/or the CFT Shareholders of an amount equal to $210,000 to Mr. Bennett, less any expenses incurred and a secured promissory note in the amount of $260,000. The above purchase and issuance will give CFT a total of 35,200,000 shares of the Common Stock, or a 'controlling interest' in BSKS representing approximately 97.7% of the then issued and outstanding shares of Common Stock. The transaction will not immediately close but shall be conditioned upon: (1) Elimination of all liabilities in BSKS as of the closing date and an acknowledgement from BSKS and Mr. Bennett that they will be fully responsible for any unknown or undisclosed liabilities that may have arisen while Mr. Bennett was in control of BSKS.  (2)  Before closing, BSKS shall provide a comfort letter prepared by a third party law firm confirming that to the best of their knowledge after reasonable due diligence, BSKS has no pending or threatened litigation.  (3) There shall be a deposit of 5,000,000 shares of BSKS Common Stock deposited into the escrow account of Greentree Financial Group, Inc. ("Escrow Agent") and cash deposit of $210,000 along with a secured promissory note in the amount of $260,000 and a loan guaranty package.  (4) There shall be an issuance of 35,000,000 new post-split shares of Common Stock issued in the name of the CFT shareholders and held in escrow until closing, which should take no longer than 71 days. (5) Mr. Bennett shall tender his resignation from the board of directors and as officer of BSKS and appoint his successor(s) as designated by CFT and/or the CFT Shareholders.  (6) CFT shall be fully reorganized as set forth in Schedule A attached hereto and all of the necessary irrevocable PRC contractual arrangements shall have been executed in accordance with PRC law and all PRC regulatory approvals required for this transaction shall have been acquired.  (7) BSKS shall have completed up to a 25:1 reverse stock split. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. BSKS shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of BSKS other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur after the closing.  The parties shall also file a Preliminary and Definitive Information Statement on Schedule 14C for any name change, amendment to the corporate Articles or if deemed necessary to effectuate this business combination.

5. Pennsylvania compliance.  Articles of Exchange are required to be filed by Pennsylvania law as the last act to make the plan of exchange final and effective under Pennsylvania law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of CFT to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction or within 4 days if BSKS is deemed to be a “shell”.  Assuming BSKS is not a “shell”,  in connection with BSKS’s filing of an amendment to the Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of CFT will be filed with the SEC in accordance with Form 8-K. CFT has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to BSKS within 71 days after the closing.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. CFT and BSKS shall have secured all requisite shareholder approval for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of CFT and BSKS shall have approved the transaction and this agreement, in accordance with the laws of their place of incorporation and constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on January 12, 2010.  The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer,  dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

        (1.7) Certificate from Duane Bennett.  It shall be a condition precedent to the obligation of CFT and the CFT Shareholders to consummate the transactions contemplated herein that a certificate from Mr. Bennett in substantially the following form be delivered to them on the date of Closing:

(i)
BSKS is a corporation duly organized and validly existing under the laws of the State of Pennsylvania and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business. The authorized capitalization and the number of issued and outstanding capital shares of BSKS are accurately and completely set forth in the Plan of Exchange.

(ii)
The issued and outstanding shares of BSKS (including 35,000,000 new post-split investment shares of Common Stock of BSKS to be issued to the CFT Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iii)
BSKS and Mr. Bennett have the full right, power and authority to sell, transfer and deliver the 200,000 post-split shares of Common Stock of BSKS to the CFT Shareholders for the total purchase price of $470,000, and have the full right, power and authority to sell, transfer and deliver the 35,000,000 new post-split investment shares of Common Stock of BSKS to the CFT Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the CFT Shareholders good, valid and marketable title thereto, free and clear of all liens.

(iv)
BSKS has issued the 35,000,000 new post-split investment shares of Common Stock of BSKS into escrow in compliance with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as the rules and regulations promulgated pursuant thereto.

(v)	BSKS shall increase the authorized shares of Common Stock from 50,000,000 to 200,000,000, par value $.001.
(vi)
All liabilities of BSKS have been eliminated. This includes, but is not limited to, any accounts payable, accrued expenses, long-term mortgage, as well as any liabilities shown on its latest fiscal report as of December 31, 2009 filed on Form 10K with the Securities and Exchange Commission prior to the Closing and as of the date of complete closing.

(vii)
BSKS and Mr. Bennett pledge that any expenses concerning any known or unknown lawsuit, legal dispute or any expense resulting from the actions of BSKS or their shareholders prior to Closing, shall be the full responsibility of Mr. Bennett.

(viii)	A comfort letter prepared by a third party law firm confirming that to the best of their knowledge after reasonable due diligence, BSKS has no pending or threatened litigation is attached hereto.

(1.8) Absence of Liabilities.  BSKS shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles. Mr. Bennett will retain the right to future use of the name Bluesky Systems Corp. only if the new management changes BSKS's name. All expenses to prepare and file documents connected to the Plan of Exchange will be paid by GT. The attorney comfort letter, not to exceed $3,000, will be paid by GT. The quarterly accounting review fees after the Closing will also be paid by CFT.

(1.9) Delivery of Audited Financial Statements.   CFT shall have delivered to BSKS audited financial statements and an audit report thereon for the years ended December 31, 2008 and September 30, 2009, and any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at CFT’s expense.

2. Conditions Concurrent to Closing.

(2.1) Delivery of Registered Capital of CFT.  At Closing, BSKS shall have a 100% beneficial ownership interest in China Folk Tourism Co. Ltd. and CFT shall be fully reorganized as set forth in Schedule A attached hereto and all of the necessary irrevocable PRC contractual arrangements shall have been executed in accordance with PRC law and all PRC regulatory approvals required for this transaction shall have been acquired.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. At Closing, BSKS shall deliver 200,000 post-split shares of Common Stock of BSKS to the CFT Shareholders in exchange for total payments of $470,0001, and shall issue 35,000,000 new post-split investment shares of Common Stock to the CFT Shareholders in exchange for 100% of the capital stock of CFT, and, as a result, the then outstanding common shares shall be as follows:

BSKS Issued (post-split)	1,021,958
Acquisition Share Issuance	35,000,000
Resulting Total	36,021,958
Total common shares owned by CFT	35,200,000

      (2.3)  Appointment of CFT Nominees.  At Closing, nominees of CFT shall be appointed to the Board of Directors and as Officers of BSKS to fill the vacancies created by the resignation of Mr. Bennett. The appointments will occur within 10 days of the closing after proper notice has been given pursuant to Rule 14F-1 under the Securities Exchange Act of 1934, as amended.

      (2.4)  Reverse Split.  BSKS shall have completed up to a 25:1 reverse stock split.

3. Plan of Exchange

(3.1) Exchange and Reorganization: BSKS and CFT shall be hereby reorganized, such that BSKS shall acquire 100% the capital stock of CFT equal to 50,000 ordinary shares, and CFT shall become a wholly-owned subsidiary of BSKS.

(3.2) Delivery of Common Stock: Immediately before the Closing, BSKS shall deposit 5,000,000 shares of Common Stock of BSKS into the account of Escrow Agent for transfer.

(3.3) Issuance of Common Stock: At the Closing, BSKS shall issue 35,000,000 new post-split investment shares of Common Stock of BSKS to or for the CFT Shareholders.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of BSKS. The Parties expect to make such filing after the Closing.

(3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition.  The address of BSKS is 191 Chestnut Street, Springfield, MA 01103. The address of CFT is Portcullis TrustNet (BVI) Limited, Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.  The address of BSKS will be changed, according to the instruction of CFT, before filing of the Form 8-K.

(3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each other’s shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.11.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.11.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.11.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.11.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.  Specifically, and without limitation:

(3.11.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.11.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not  comply with any clause or condition set forth in this Plan of Exchange, or Escrow Agreement;

(3.11.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.11.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.11.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.11.8) No Breach of Other Agreements.  This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.11.10) SEC Reports, Liabilities and Taxes.  BSKS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "BSKS SEC Reports").  None of the BSKS SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading.  All of the BSKS SEC Reports, as of their respective dates (and as of the date of any amendment to the respective BSKS SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the BSKS SEC Reports filed prior to the date hereof, BSKS and its Subsidiary have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of BSKS and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on BSKS.

(iii) Except as disclosed in the BSKS SEC Reports filed prior to the date hereof, BSKS and its Subsidiary (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that BSKS or any of its Subsidiaries are obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in BSKS’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable;  and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment  or deficiency.

(3.11.11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.12.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties.  In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.  In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.12.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 71 days from the date of this Agreement, or (iv) if payments scheduled in the Escrow Agreement are not received when due. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing.  The parties hereto contemplate that the closing of this Plan of Exchange shall occur immediately after all of the conditions precedent and concurrent to closing have been met or waived.  The closing deliveries will be made pursuant to the Escrow Agreement dated January 12, 2010.  Immediately upon or within four days of signing the Plan, CFT will deposit the amount of $210,000 along with a secured promissory note in the amount of $260,000 and a loan documentation package into the US account of the Escrow Agent.  Immediately upon or within four days of signing this Plan, Mr. Bennett shall deposit into the US account of the Escrow Agent, certificates representing 5,000,000 shares of Common Stock of BSKS for transfer.  After all conditions of the Plan are met and within 71 days, BSKS shall issue 35,000,000 new post-split investment shares of Common Stock of BSKS pursuant to an exemption under Regulation S promulgated under the Securities Act of 1933, as amended, to the CFT shareholders. The parties acknowledge that the Escrow Agreement has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6.  Merger Clause.  This Plan of Exchange, together with the Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supersede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

BLUESKY SYSTEMS CORP.                                                                                                DUANE BENNETT

By: /S/ Duane Bennett                                                                                                           By:   /S/ Duane Bennett
       Duane Bennett, President                                                                                                       Duane Bennett, Individually

CHINA FOLK TOURISM CO., LTD.                                                                                       CFT AGENT2

By:  /S/ Fusheng Luo                                                                                                                  By: /S/ Fusheng Luo
Fusheng Luo, President	Fusheng Luo
As agent and attorney in fact for the CFT Shareholders listed on Schedule B attached hereto.

____________________
2 CFT Agent represents and warrants to Bluesky Systems Corp and Duane Bennett, that CFT Agent has been duly appointed as agent and attorney-in-fact for each of the CFT Shareholders listed on Schedule B attached hereto, and such appointment is in full force and effect with respect to each CFT Shareholder and such appointment has not been revoked nor has any action been taken by any SFT Shareholder to revoke such appointment.

SCHEDULE A

SCHEDULE B

1. SMART JADE DEVELOPMENT LIMITED      19,000 share
Add: P.O.Box 3444, Road Town, Tortola British Virgin Islands

2. GALAXY LINK INTERNATIONAL LIMITED   14,000 share
Add: 2/F, Abbott Building, Road Town, Tortala, British Virgin Islands

3. REGAL ALLIANCE DEVELOPMENT LIMITED  6,500 share
Add: 2/F, Abbott Building, Road Town, Tortala, British Virgin Islands

4. GOLD SWAN INTERNATIONAL LIMITED      3,500 share
Add: 2/F, Abbott Building, Road Town, Tortala, British Virgin Islands

5. JET MAIN LIMITED                         3,500 share
Add: 2/F, Abbott Building, Road Town, Tortala, British Virgin Islands

6. DREAM ELYSIUM INTERNATIONAL LIMITED  3,500 share
Add: P.O.Box 3444, Road Town, Tortala, British Virgin Islands